Exhibit 48

                              [Press Release]


[Great Western Logo]

                                                                       NEWS
                                                      FOR IMMEDIATE RELEASE
                                                               June 2, 1997

Contact: Ian Campbell      818-775-3773
         Charlie Coleman   818-775-3766


       GREAT WESTERN CORRECTS AHMANSON'S MISREPRESENTATION OF STATUS

                 OF WASHINGTON MUTUAL'S APPLICATION TO OTS

CHATSWORTH, Calif. - Great Western Financial Corporation (NYSE: GWF), in the following statement, corrects Ahmanson's misrepresentation of the status of Washington Mutual's application to the Office of Thrift
Supervision (OTS):

"Great Western is confident that Washington Mutual is on track for a successful conclusion to the OTS application process later this month. Ahmanson has again attempted to create a regulatory 'red herring' in an effort to mislead stockholders concerning the timing and condition of Washington Mutual's application. Great Western states unequivocally and categorically that Ahmanson's multiple holding company issue has no basis in fact or in law."

With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

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